Exhibit 97.1

PORCH GROUP, INC.
Policy for Recovery of Erroneously Awarded Compensation
Approved by the Board of Directors November 2, 2023
1.Purpose
The purpose of the Porch Group, Inc. Policy for Recovery of Erroneously Awarded Compensation (this “Policy”) is to provide for the recovery of certain Incentive-Based Compensation in the event of an Accounting Restatement. This Policy is intended to comply with, and to be administered and interpreted consistent with, the Applicable Rules. Unless otherwise defined in this Policy, capitalized terms shall have the meanings set forth in Section 11 below.
2.Effective Date; Policy for Recovery of Erroneously Awarded Compensation
This Policy is effective only for Incentive-Based Compensation Received by an Executive Officer on or after the Effective Date. In the event the Company is required to prepare an Accounting Restatement, the Company will recover reasonably promptly the amount of any Erroneously Awarded Compensation Received by an Executive Officer during the Recovery Period.
3.Administration
1.1.This Policy shall be administered by the Administrator. The Administrator is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. Subject to any permitted review by Nasdaq pursuant to the Applicable Rules, all determinations made by the Administrator pursuant to the provisions of this Policy shall be final, conclusive, and binding on all persons, including the Company, securityholders, and employees, and need not be uniform with respect to each individual covered by this Policy. The Administrator may delegate administrative duties with respect to this Policy to one or more directors or employees of the Company, as permitted under applicable law, including any Applicable Rules. In addition, the Administrator may, in its sole discretion, retain any legal counsel, consultants, or such other advisor(s) as the Administrator may determine to be necessary or appropriate to assist with its duties as set forth in this Policy.
1.2.The Administrator is authorized to take appropriate steps to implement this Policy and shall have sole discretion to determine the means of effecting recovery based on the particular facts and circumstances of each situation and the amount of any Erroneously Awarded Compensation. Without limiting the discretion of the Administrator to determine the means to effect recovery, methods of recovery may include, but are not limited to, the following (subject to applicable law): (i) requiring payment to the Company, (ii) offsetting of the Erroneously Awarded Compensation against other compensation payable by the Company, (iii) reducing future compensation, (iv) reduction or cancellation by the Company of all or a portion of cash or equity-based awards, whether vested or unvested, (v) forfeiture of deferred compensation, subject to compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and regulations thereunder, and/or (vi) any other means or combination of means (including, but not limited to, (i)-(v)) as the Administrator determines to be appropriate in its sole discretion.
1.3.Notwithstanding Section 4 and unless otherwise prohibited by the Applicable Rules, to the extent this Policy provides for recovery of Erroneously Awarded Compensation already recovered by the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 or Other Recovery Arrangements, the amount of Erroneously Awarded Compensation already recovered by the Company from the recipient of such Erroneously Awarded Compensation may be credited to the amount of Erroneously Awarded Compensation required to be recovered pursuant to this Policy from such person.
1.4.The Company need not recover Erroneously Awarded Compensation if and to the extent that the Committee determines that such recovery is impracticable and not required under the Applicable Rules because: (i) the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered after making a reasonable attempt to recover, documenting such reasonable attempt(s), and providing that documentation to Nasdaq, or (ii) recovery would likely cause an otherwise tax-qualified broad-based retirement plan to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended, and regulations thereunder.
1.5.Any determinations made by the Administrator under this Policy shall be final and binding on all affected individuals and need not be uniform with respect to each individual covered by this Policy. Once the Administrator has determined the amount, if any, of Erroneously Awarded Compensation in connection with an Accounting Restatement, the Administrator shall promptly notify each Executive Officer with a written notice containing the amount of any Erroneously Awarded Compensation, the calculations and methodology used to calculate the amount to be recovered, and a demand for recovery as determined pursuant to this Policy. Prior to sending any such formal demand for recovery as determined pursuant to this Policy, the Administrator may, in its sole discretion depending on the specific facts and circumstances, provide an Executive Officer with an initial written notice containing the proposed amount of any Erroneously Awarded Compensation and the calculations and methodology used to calculate the proposed amount to be recovered, and may provide the Executive Officer with the opportunity to be heard at a meeting. To the extent an Executive Officer fails to repay all Erroneously Awarded Compensation to the Company when due, the Administrator shall take all actions reasonably appropriate to recover such Erroneously Awarded Compensation from the Executive Officer. The Administrator shall have the right, in its sole discretion, to require that the applicable Executive Officer reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering such Erroneously Awarded Compensation in accordance with the immediately preceding sentence.
1.6.Where Incentive-Based Compensation is based only in part on the achievement of a Financial Reporting Measure, the Administrator shall first determine the portion of the original Incentive-Based Compensation that was based on the Financial Reporting Measure that was restated in the Accounting Restatement. The Administrator shall then recalculate the affected portion based on the Financial Reporting Measure as restated, and recover the Erroneously Awarded Compensation. To determine Erroneously Awarded Compensation for cash incentive awards determined for a pool of participants, the size of the aggregate pool from which individual awards were paid shall be reduced by applying the Financial Reporting Measure that was restated in the Accounting Restatement, and the individual awards shall be reduced on a pro rata basis (with recovery required from the Executive Officers only). With respect to any compensation plans or programs that take into account Incentive-Based Compensation, the amount of Erroneously Awarded Compensation subject to recovery hereunder includes, but is not limited to, the amount contributed to any notional account based on Erroneously Awarded Compensation and any earnings accrued to date on that notional amount. For Incentive-Based Compensation based on stock price, total shareholder return (“TSR”) or any similar measure, in each case where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement, the Administrator will determine the amount based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or TSR upon which the Incentive-Based Compensation was Received, and the Company will maintain documentation of the determination of that reasonable estimate and provide the documentation to Nasdaq or any national securities exchange or association on which the Company’s securities are listed pursuant to the Applicable Rules. In all cases, the amount to be recovered will be calculated without regard to any taxes paid by the Executive Officer with respect to the Erroneously Awarded Compensation.
1.Other Recovery Rights; Company Claims
Except as otherwise determined by the Committee or the Board and subject to Section 3.3, the adoption of this Policy does not limit, and is intended to apply in addition to and not in lieu of, any other clawback, recovery, recoupment, forfeiture, or similar rights, policies, or provisions that may be available to the Company under applicable law or Other Recovery Arrangements. Nothing contained in this Policy and no recovery hereunder shall limit any claims, damages, or other legal remedies the Company may have against an individual arising out of or resulting from any actions or omissions by such individual.
2.Reporting and Disclosure
The Company shall file all disclosures with respect to this Policy in accordance with the requirements of federal securities laws. A copy of this Policy and any amendments thereto shall be filed as an exhibit to the Company’s Annual Report on Form 10-K.
3.Interpretation
This Policy will be interpreted and applied in a manner that is consistent with the requirements of the Applicable Rules, and to the extent this Policy is inconsistent with such Applicable Rules, it shall be deemed amended to the minimum extent necessary to ensure compliance therewith.
4.Indemnification Prohibition; No Liability
Notwithstanding the terms of any indemnification or insurance policy or any contractual arrangement that may be interpreted to the contrary, the Company shall not indemnify or insure any person against the loss of any Erroneously Awarded Compensation pursuant to this Policy, nor shall the Company directly or indirectly pay or reimburse any person for any premiums for third-party insurance policies that such person may elect to purchase to fund such person’s potential obligations under this Policy. Further, the Company shall not enter into any agreement that exempts any Incentive-Based Compensation from the application of this Policy or that waives the Company’s right to recovery of any Erroneously Awarded Compensation, and this Policy shall supersede any such agreement (whether entered into before, on or after the Effective Date). None of the Company, an affiliate of the Company, an employee of the Company, or any member of the Committee or the Board shall have any liability to any person as a result of actions taken under this Policy.
5.Severability
The provisions in this Policy are intended to be applied to the fullest extent of the law; provided, however, to the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.
6.Amendment; Termination
The Board or the Committee may amend, modify, or terminate this Policy from time to time in its discretion as it deems appropriate and shall amend this policy as it deems necessary or required to comply with applicable law or any rules or standards adopted by a national securities exchange or association on which the Company’s securities are listed; provided, however, that no amendment or termination of this Policy shall be effective to the extent it would cause the Company to violate any federal securities laws, Securities and Exchange Commission rule or the rules or standards of any national securities exchange or association on which the Company’s securities are listed.
7.Successors
This Policy shall be binding and enforceable against all individuals who are or were Executive Officers and their beneficiaries, heirs, executors, administrators, or other legal representatives.
8.Definitions. For purposes of this Policy, the following terms shall have the meanings set forth below:
1.1.“Accounting Restatement” means an accounting restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any accounting restatement required to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that is not material to the previously issued financial statements but would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

1.2.“Administrator” means the Committee, unless the Board determines to give itself the authority to act as the administrator or designate another committee of the Board to act as the administrator with respect to any portion of this Policy; provided that, for Section 3.4 hereof, such determination may be made only by the Committee or a majority of independent directors of the Board.
1.3.“Applicable Rules” means Section 10D of the Exchange Act, Rule 10D-1 promulgated under the Exchange Act, the Listing Rule 5608 adopted by Nasdaq, and any applicable rules, standards, or other guidance adopted by the Securities and Exchange Commission or any national securities exchange or association on which the Company’s securities are listed.
1.4.“Board” means the Company’s Board of Directors.
1.5.“Company” means Porch Group, Inc., a Delaware corporation, and its affiliates.
1.6.“Committee” means the Compensation Committee of the Board.
1.7.“Effective Date” means October 2, 2023.
1.8.“Erroneously Awarded Compensation” means the amount, as determined by the Administrator, of Incentive-Based Compensation received by an Executive Officer that exceeds the amount of Incentive-Based Compensation that would have been received by the Executive Officer had it been determined based on the restated amounts.
1.9.“Executive Officers” means the Company’s current and former executive officers as determined by the Administrator in accordance with the Applicable Rules. Generally, Executive Officers include any executive officer designated by the Board as an “officer” under Rule 16a-1(f) under the Exchange Act.
1.10.“Exchange Act” means the Securities Exchange Act of 1934, as amended.
1.11.“Financial Reporting Measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and any measure derived wholly or in part from such a measure. A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the Securities and Exchange Commission. Financial Reporting Measures include GAAP and non-GAAP financial measures and include but are not limited to the following (and any measures derived wholly or in part therefrom): Company stock price; total shareholder return; revenues; net or operating income; profitability of one or more reportable segments; financial ratios; net assets or net asset value per share; EBITDA; funds from operations; liquidity measures; return measures; earnings measures; sales per square foot or same store sales; revenue per user, or average revenue per user; and any adjusted measure of any of the foregoing measures.
1.12.“Incentive-Based Compensation” means any compensation granted, earned, or vested based in whole or in part on the Company’s attainment of a Financial Reporting Measure that was Received by an individual (i) on or after the Effective Date and after such individual began service as an Executive Officer, (ii) who served as an Executive Officer at any time during the performance period for the Incentive-Based Compensation, and (iii) while the Company has a class of securities listed on a national securities exchange or association.
1.13.“Nasdaq” means the Nasdaq Stock Market LLC.
1.14.“Other Recovery Arrangements” means any other compensation recovery agreement, plan, or policy of the Company that may be in effect from time to time, including in any employment agreement, bonus plan, incentive plan, equity-based plan, award agreement, or similar agreement, plan, or policy, and any other legal remedies available to the Company.
1.15.“Policy” has the meaning set forth in Section 3.1 hereof.
1.16. “Received”: Incentive-Based Compensation is deemed to be “Received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of such Incentive-Based Compensation occurs after the end of that period. For the avoidance of doubt, Incentive-Based Compensation that is subject to both a

Financial Reporting Measure vesting condition and a service-based vesting condition shall be considered Received when the relevant Financial Reporting Measure is attained, even if the Incentive-Based Compensation continues to be subject to the service-based vesting condition.
1.17.“Recovery Period” means the three completed fiscal years immediately preceding the date that the Company is required to prepare the applicable Accounting Restatement and any “transition period” as described under the Applicable Rules, subject to the limitations of the Effective Date as set forth in Section 2 hereof. For purposes of this Policy, the “date that the Company is required to prepare the applicable Accounting Restatement” is the earlier to occur of (i) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement, in each case regardless of when the Company issues or files the restated financial statements.
9.Acknowledgement by Executive Officer
Each Executive Officer shall sign and return to the Company an Acknowledgment Form substantially in the form attached to this Policy as Exhibit A or in such other form determined by the Administrator, pursuant to which the Executive Officer agrees to be bound by, and comply with, the terms of this Policy.
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Exhibit A
PORCH GROUP, INC.
Policy for Recovery of Erroneously Awarded Compensation
ACKNOWLEDGEMENT FORM
I, the undersigned, acknowledge and affirm that I have received and reviewed a copy of the Porch Group, Inc. Policy for Recovery of Erroneously Awarded Compensation (as amended from time to time, the “Policy”), and agree that: (i) I am and will continue to be subject to the Policy, (ii) the Policy will apply to me both during and after my employment with the Company, and (iii) I will abide by the terms of the Policy, including, without limitation, by promptly returning any Erroneously Awarded Compensation to the Company to the extent required by, and in a manner determined by the Administrator and permitted by, the Policy. In the event of any inconsistency between the Policy and the terms of any employment or separation agreement or offer letter to which I am a party, or the terms of any compensation or severance plan, program, or agreement under which any compensation has been granted, awarded, earned or paid, the terms of the Policy shall govern.
Capitalized terms used but not otherwise defined in this Acknowledgement Form shall have the meanings ascribed to such terms in the Policy.
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